Exhibit 23








          CONSENT OF INDEPENDENT AUDITORS


    We consent to the incorporation by reference in this Annual Report (Form 10-K) of Fieldcrest Cannon, Inc. of our report dated January 28, 1994, included in the 1993 Annual Report to Shareholders of Fieldcrest Cannon, Inc.

    Our audits also included the financial statement schedules of Fieldcrest Cannon, Inc. listed in Item 14(a). These schedules are the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. In our opinion, the financial statement schedules referred to above, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.

    We also consent to the incorporation by reference in the Registration Statements (Form S-8, Nos. 33-44703 and 33-44705 and Form S-3, No. 33-52325) pertaining to the Director Stock Option Plan of Fieldcrest Cannon, Inc., the Stock Option Agreement between Fieldcrest Cannon, Inc. and James M. Fitzgibbons and the $3.00 Series A Convertible Preferred Stock, respectively, and in the related Prospectuses of our report dated January 28, 1994, with respect to the consolidated financial statements incorporated herein by reference and our report included in the preceding paragraph with respect to the financial statement schedules included in this Annual Report (Form 10-K) for the year ended December 31, 1993.





                         ERNST & YOUNG







    Greensboro, North Carolina
    March 29, 1994








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